UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant     ☐

Filed by a Party other than the Registrant     ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CATALYST BIOSCIENCES, INC.

(Name of Registrant as Specified in Its Charter)

JDS1, LLC
CCUR HOLDINGS, INC.
CIDM II, LLC
JULIAN D. SINGER
DAVID S. OROS
SHELLY C. LOMBARD
MATTHEW STECKER
IGOR VOLSHTEYN

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

This Schedule 14A is being filed by JDS1, LLC, a Delaware limited liability company (“JDS1”), CCUR Holdings, Inc., a Delaware corporation (“CCUR”), CIDM II, LLC, a Delaware limited liability company (“CIDM II”), Julian D. Singer, David S. Oros, Shelly C. Lombard, Matthew Stecker, and Igor Volshteyn (collectively, the “JDS1 Group”).

Termination of Proxy Contest at Catalyst Biosciences, Inc.

On August 3, 2022, JDS1 withdrew its nominations of Shelly C. Lombard, Matthew Stecker, and Igor Volshteyn for election to the Board of Directors (the “Board”) of Catalyst Biosciences, Inc., a Delaware corporation (the “Company”), at the Company’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”). JDS1 also withdrew its non-binding business proposal for consideration by stockholders at the Annual Meeting requesting that the Board take action to declassify the Board.

In connection with the withdrawal of its nominations and non-binding business proposal, JDS1 and the other members of the JDS1 Group have terminated their solicitation of proxies to elect Ms. Lombard and Messrs. Stecker and Volshteyn to the Board at the Annual Meeting.

JDS1’s withdrawal of its director nominations and non-binding business proposal, and the JDS1 Group’s termination of its solicitation of proxies at the Annual Meeting, is not pursuant to any agreement, arrangement, or understanding with the Company or any other person.